NationsBank Corporation
Charlotte, NC  28255
Tel 704 386-5000

Pricing Supplement No. 0176 Dated August 5, 1997      Rule 424(b)(2)
(To Prospectus dated July 12, 1996 and                File number: 333-7229
Prospectus Supplement dated November 8, 1996)


Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes


Principal Amount:                                    $  20,000,000.00
Issue Price:                                                 100% (1)
Commission or Discount:                    0.800%    $     160,000.00
Proceeds to Company:                      99.200%    $  19,840,000.00

Agent:                   Morgan Stanley & Co. Incorporated, as Principal (1)


Original Issue Date:     August 20, 1997

Stated Maturity Date:    August 20, 2012

Cusip #:                 63858S-BM-0
Form:                    Book entry only


Interest Rate:                    7.285% per annum

Interest Payment Dates:           20th of each February and August, commencing
                                  February 20, 1998


Discount Note?                                              No
May the Notes be redeemed by the Company prior to maturity? Yes   (See below)

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring August 20, 2002 at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of       No
the holder?






(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Morgan Stanley & Co. Incorporated